Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2004, except for Note P which is as of January 19, 2005 relating to the financial statements, which appears in the Form 8-K filed on January 19, 2005. We also consent to the incorporation by reference of our report dated March 11, 2004 relating to the financial statement schedules, which appears in Forest City Enterprises, Inc. and Subsidiaries Annual Report on Form 10-K for the year ended January 31, 2004.

/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
January 19, 2005